Exhibit 99.3

Employee FAQ

1.	What was announced?
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We announced that we have entered into a definitive agreement under which Markel will acquire all of the outstanding shares of State National common stock for $21.00 per share in cash, for a total value of approximately $919 million.

•	This transaction, which represents an important milestone for State National, recognizes our recent success and will enable us to pursue the next stage of our growth story.
•	Upon completion of the transaction, State National will operate as a separate business unit.
•	The State National management team, led by Terry Ledbetter, State National’s current Chairman and Chief Executive Officer, will remain in place and continue to be based in Bedford, Texas.

2.	Who is Markel?
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Markel is a diverse financial holding company for insurance, reinsurance and investment operations around the world. Headquartered in Richmond, Virginia, and with offices in 20 countries, Markel offers specialty insurance products serving a variety of niche markets.

•	Like State National, Markel has a long history and deep family roots.
•	Markel shares our commitment to customer service and innovation, a robust culture of excellence and a strong track record of performance.

3.	What does this transaction mean for State National employees?
•	This is a transaction about growth that brings together two well-respected industry leaders. This is not a transaction about cost-cutting.
•	We believe that State National employees will benefit from being part of a larger, growth-oriented company with a more diversified platform.
•	With Markel’s support, we are confident that State National will be even better positioned to serve our clients and ensure that our organization continues to grow and thrive.

4.	Will there be any layoffs as a result of this transaction?
•	We expect minimal changes as a result of this transaction. However, we will continue with our strategy to focus on profitable growth.
•	This transaction is about growth and building on the many great attributes that have made State National an industry leader.
•	We believe that State National employees will benefit from being part of a larger, growth-oriented company with a more diversified platform.

5.	What are the benefits of the transaction?
•	Combining Markel and State National brings together two values-driven organizations with a shared commitment to innovation, service, and long-term relationships.
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Markel understands the uniqueness of our business model, and will be a tremendous asset as we, together, build upon our leadership position and specialty insurance service offerings and continue to implement our strategic plan to deliver enhanced value for our clients.

•	With Markel’s support, we are confident that we will be even better positioned to serve our clients and ensure that our organization continues to grow and thrive.

6.	Will there be any changes to employee salaries, compensation or benefits as a result of the transaction?
•	We will continue to operate under our current compensation and benefits programs for the foreseeable future.

7.	Will the existing State National leadership team remain in place?
•	The existing State National management team, led by Terry Ledbetter, will remain in place.
•	We expect minimal changes as a result of this transaction.

8.	Will there be any changes in reporting relationships or job responsibilities as a result of the transaction?
•	We expect it to be business as usual from our employees’ perspective.
•	We expect minimal changes in reporting relationships or job responsibilities as a result of the transaction.

9.	Will State National’s headquarters change? Will I be asked to move?
•	Under Markel’s ownership, State National will operate as a separate business unit and will continue to be based in Bedford, Texas.

10.	Will there be any changes to the State National name, logo and brand?
•	Upon completion of the transaction, State National will operate as a separate business unit.

11.	What happens to the State National stock that I own?
•	Holders of State National stock will receive $21.00 per share in cash for each share you own upon the closing of the transaction.

12.	How will the transaction affect our clients?
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This transaction will benefit our clients. It will be business as usual from our clients’ perspective, but with enhanced scale — State National will now have the backing of a Fortune 500 company with over $26 billion in assets.

•	You can let our clients know that Markel shares our commitment to offering unique, high-quality solutions that simplify the complexities of insurance for clients nationwide.
•	Markel has a track record of successfully partnering with acquired companies such as ours.

13.	As an employee representative of State National to customers/clients, what should I communicate externally? Will we be provided with materials and/or talking points?
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You should let our clients know that Markel shares our commitment to offering unique, high-quality solutions that simplify the complexities of insurance for clients nationwide, and we expect the transaction to be seamless for our clients.

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Additionally, Markel understands the uniqueness of our business model, and will be a tremendous asset as we, together, build upon our leadership position and specialty insurance service offerings, and continue to implement our strategic plan to deliver enhanced value for our clients.

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Client-facing employees will also receive a set of talking points to assist with client conversations. Please do not deviate from these talking points, as it is important that we continue to speak with one voice.

14.	When will the transaction be completed? What can employees expect between now and then?
•	The transaction is expected to close in the fourth quarter of 2017.
•	The transaction is subject to the approval of a majority of State National shareholders, approvals by relevant state insurance regulators and other customary closing conditions.
•	Until the transaction is completed, Markel and State National will continue to operate as independent companies.

15.	How do the cultures of State National and Markel compare?
•	Both companies are values-driven organizations with a shared commitment to innovation, service, and long-term relationships.
•	Additionally, Markel’s Insurtech and digital distribution initiatives are complementary to State National’s current strategies.
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Like State National, Markel has a long history and deep family roots. Markel shares our commitment to offering unique, high-quality solutions that simplify the complexities of insurance for clients nationwide.

•	Markel has a track record of successfully partnering with acquired companies such as ours.

16.	Where can I learn more about the transaction?
•	We will continue to keep you updated as we progress towards the closing.
•	In the meantime, employees with questions should email AskSNC@statenational.com.

17.	What do I do if I’m contacted by a member of the media about this announcement?
•	Consistent with company policy, please forward any inquiries from the media or other third parties to Rick Black at snc@dennardlascar.com or (713) 529-6600.
•	Also, consistent with company policy, please do not comment about this announcement on social media.

18.	Where should I go if I have additional questions?
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We will be hosting employee town hall meetings today, July 26, 2017, at 9:30 a.m. CT / 11:00 a.m. CT / 2:30 p.m. CT in the Hawk conference room to provide you with an overview of the announcement and answer any questions you may have at that time.

Cautionary note regarding forward-looking statements
Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance, and State National may make related oral, forward-looking statements on or following the date hereof.  Such statements may include forward-looking statements both with respect to us in general and the insurance sector specifically, both as to underwriting and investment matters.  These statements may also include assumptions about our proposed acquisition by Markel (including its benefits, results, effects and timing).  Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this material for purposes of the U.S. federal securities laws or otherwise.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

The proposed transaction is subject to risks and uncertainties, including: (A) that State National and Markel may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (B) uncertainty as to the timing of completion of the proposed transaction; (C) the inability to complete the proposed transaction due to the failure to obtain State National stockholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (D) the exercise of appraisal rights by State National stockholders, which could permit Markel to terminate the Merger Agreement even if State National stockholder approval has been obtained; (E) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (F) risks related to disruption of management’s attention from State National’s ongoing business operations due to the proposed transaction; (G) the effect of the announcement of the proposed transaction on State National’s relationships with its clients, operating results and business generally; (H) the outcome of any legal proceedings to the extent initiated against State National, Markel or others following the announcement of the proposed transaction; (I) risks related to Markel’s post-closing integration of State National’s business and operations; (J) risks related to a downgrading of State National’s or Markel’s A.M. Best ratings or other similar financial strength or debt ratings as a result of the announcement or completion of the proposed transaction; and (K) the loss or impairment of State National’s material client or other relationships as a result of the announcement or completion of the proposed transaction, as well as State National’s and Markel’s management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in State National’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of State National on file with the SEC.  Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by State National will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, State National or its business or operations.  Except as required by law, the parties undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional information about the proposed transaction and where to find it
In connection with the proposed transaction, State National will file with the SEC a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction.  This press release is not a substitute for the proxy statement or any other document which State National may file with the SEC.  INVESTORS IN AND SECURITY HOLDERS OF STATE NATIONAL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by State National through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of State National:

Investor Relations
State National Companies, Inc.
1900 L. Don Dodson Drive
Bedford, Texas 76021
Attn: Corporate Secretary

Participants in the solicitation
State National and its directors and executive officers may be deemed to be participants in the solicitation of proxies from State National’s stockholders in connection with the proposed transaction.  Information regarding State National’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in State National’s annual proxy statement filed with the SEC on April 7, 2017.  A more complete description will be available in the proxy statement on Schedule 14A that will be filed in connection with the proposed transaction.  You may obtain free copies of these documents as described in the preceding paragraph filed, with or furnished to the SEC.  All such documents, when filed or furnished, are available free of charge at the SEC's website (www.sec.gov) or by directing a request to State National at the Investor Relations contact above.